EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement No. 333-82718 of Entravision Communications Corporation on Form S-8 of our report dated March 12, 2004, appearing in this Annual Report on Form 11-K of Entravision Communications Corporation 2001 Employee Stock Purchase Plan for the year ended December 31, 2003.

/s/    McGladrey & Pullen, LLP

Pasadena, California

March 30, 2004